                                        4OMB APPROVAL
                                        OMB Number:. . . . . . . . . . 3235-0145
                                        Expires: . . . . . . . .October 31, 1994
                                        Estimated average
                                        burden hours per form. . . . . . . 14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                             (Amendment No. THREE)*

                            DAILEY PETROLEUM SERVICES
--------------------------------------------------------------------------------
                                 Name of Issuer



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    23380G106
--------------------------------------------------------------------------------
                                  CUSIP Number


               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications


                                   MAY 5, 1997
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Global Natural Resources Fund
     Tax I.D. 94-6688562
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       202,800
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   202,800
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     202,800
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Partners Fund
     Tax I.D. 94-3221209
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       164,600
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   164,600
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     164,600
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-108651
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       4,400
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   4,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       10,400
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   10,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     10,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Co. Investment Management L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
     / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors L.P.
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       4,400 (Includes shares held of record by The
                                   Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   4,400
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     .1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IV
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 10 of 21

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds)  See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES                        0
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING                       0
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 11 of 21


                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC & PF
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 12 of 21

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 13 of 21

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 14 of 21

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200(includes shares held of record by The
                                   Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 15 of 21

                                  SCHEDULE 13D

          CUSIP No. 23380G106
--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  / /
                                                                        (b)  /X/

--------------------------------------------------------------------------------
 3   SEC USE ONLY

--------------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                             / /

--------------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
--------------------------------------------------------------------------------
    NUMBER OF                 7    SOLE VOTING POWER

     SHARES
                             ---------------------------------------------------
  BENEFICIALLY                8    SHARED VOTING POWER

    OWNED BY                       382,200 (includes shares held of record by
                                   The Robertson Stephens Orphan Fund of which
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. and Bayview Investors, Ltd.
                                   are the General Partners. Robertson, Stephens
                                   & Co., Inc. is General Partner of Robertson,
                                   Stephens & Co. Investment Management, L.P.
                                   and Bayview Investors, Ltd.. Includes shares
                                   held of record by The Robertson Stephens
                                   Orphan Offshore Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   General Partner.  Includes shares held of
                                   record by The Robertson Stephens Global
                                   Natural Resources Fund of which Robertson,
                                   Stephens & Co. Investment Management, L.P. is
                                   investment adviser.  Includes shares held of
                                   record by The Robertson Stephens Partners
                                   Fund of which Robertson ,Stephens & Co.
                                   Investment Management, L.P. is investment
                                   adviser. See Item 5.)
                             ---------------------------------------------------
      EACH                    9    SOLE DISPOSITIVE POWER

   REPORTING
                             ---------------------------------------------------
  PERSON WITH                10    SHARED DISPOSITIVE POWER

                                   382,200
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     382,200
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             / /

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

Cusip No. 23380G106                                                page 16 of 21

ITEM 1.  SECURITY AND ISSUER.

    This Schedule 13D is filed with respect to the Common Stock of Dailey Petroleum Services (the "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

    The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Natural Resources Fund, The Robertson Stephens Partners Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purhase of the Company's shares giving rise to this 13D was made by two investment funds, The Robertson Stephens Orphan Fund (the "Fund"), The Robertson, Stephens Global Natural Resources Fund, The Robertson Stephens Orphan Offshore Fund, and The Robertson Stephens Partners Fund.

    This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

    Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Global Natural Resources Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

Cusip No. 23380G106                                                page 17 of 21

II . (a) The Robertson Stephens Partners Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Natural Resources Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Business Trust, Registered Investment Company.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

III. (a)  The Robertson Stephens Orphan Fund, A California Limited Partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IV. (a) The Robertson Stephens Orphan Offshore Fund, A Cayman Islands Limited Partnership.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, L.P.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Corporation, Investment Banking.

     (d)  No convictions in criminal proceedings.

Cusip No. 23380G106                                                page 18 of 21

      (e)  No civil or administrative proceedings.

VI.   (a)  Bayview Investors L.P.  A California Limited Partnership

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Limited Partnership

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

VII.  (a)  Robertson, Stephens & Company, Investment Management L.P. is a
           California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management L.P.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c)  Corporation, Investment Banking.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.


VIII. (a)  Paul H. Stephens.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

IX.   (a)  Sanford R. Robertson.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

Cusip No. 23380G106                                                page 19 of 21

X.    (a)  Michael G. McCaffery.
      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XI.   (a)  G. Randy Hecht.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

XII.  (a)  Kenneth R. Fitzsimmons.

      (b)  555 California Street, Suite 2600
           San Francisco, CA  94104

      (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

      (d)  No convictions in criminal proceedings.

      (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

    The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

Cusip No. 23380G106                                                page 20 of 21

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:


                                                                No. of Shares
    Name of                                                      Beneficially         Percentage of
    Beneficial Owner                                                    Owned                 Class(1)
    -----------------------------------------------------------------------------------------------

    The Robertson Stephens Global Natural Resources Fund               202,800  (1)            4.8%
    The Robertson Stephens Partners Fund                               164,600  (2)            3.8%
    The Robertson Stephens Orphan Fund                                   4,400  (3)             .1%
    The Robertson Stephens Orphan Offshore Fund                         10,400  (4)             .2%
    Robertson Stephens & Co Investment Management L.P.                 447,100  (5)            8.9%
    Bayview Investors, Ltd.                                             63,500  (6)             .1%
    Robertson, Stephens & Company, Incorporated                        382,200  (7)            8.9%
    Paul H. Stephens                                                   382,200  (8)            8.9%
    Sanford R. Robertson                                               382,200  (9)            8.9%
    Michael G. McCaffery                                               382,200 (10)            8.9%
    G. Randy Hecht                                                     382,200 (11)            8.9%
    Kenneth R. Fitzsimmons                                             382,200 (12)            8.9%

(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 4,270,000 shares of Common Stock of the Issuer outstanding as of April 7, 1997.

(2) The Robertson Stephens Global Natural Resources Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3) The Robertson Stephens Partners Fund is a Registered Investment Company. Robertson Stephens & Co. Investment Management L.P. is the registerd investment manager for the Global Natural Resources Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(4) The Robertson Stephens Orphan Fund is a California Limited Partnership.

(5) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands Limited Partnership.

(6) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Robertson Stephens Orphan Offshore Fund is deemed to have shared dispositive power over 382,200 shares of the Company.


(7) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 4,400 shares of the Company.

Cusip No. 23380G106                                                page 21 of 21

(8) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 382,200 shares of the Company. As General Partner of the Global Natural Resources Fund and the Partners Fund's Investment Adviser, Robertson Stephens & Co. Investment Management L.P. , Inc. is deemed to have shared dispositive power over 367,400 shares of the Company.

(9) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 382,200 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(10) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 382,200 shares of the Company held by the Funds.

(11) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 382,200 shares of the Company held by the Funds.

(12) G. Randal Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 382,200 shares of the Company held by the Funds.

(13) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 382,200 shares of the Company held by the Funds.


     (c) The following is a list of transactions by the filing parties since the last amendment.


      Entity                Date           Shares     Price      Transaction
      ------                ----           ------     -----      -----------

     Partners Fund      April 3, 1997      61,700     $5.37     Open Mkt. Buy
     Orphan Offshore    April 3, 1997      10,500     $5.37     Open Mkt. Buy
     Orphan Fund        April 3, 1997      51,200     $5.37     Open Mkt. Buy
     Orphan Fund        April 29, 1997    -12,700      6.88     Open Mkt. Sell
     Orphan Fund        May 2, 1997         -1000      7.0      Open Mkt. Sell
     Orphan Fund        May 5, 1997       -38,300      7.0      Open Mkt. Sell
     Orphan Fund        May 9, 1997        -5,000      7.06     Open Mkt. Sell
     Orphan Fund        May 9, 1997        -2,100      7.125    Open Mkt. Sell
     Orphan Offshore    May 9, 1997        -5,800      7.03     Open Mkt. Sell


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Please refer to Item 5.

Cusip No. 23380G106                                                page 22 of 21

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit A  - Agreement of Joint Filing

         Exhibit B  - Power of Attorney

Cusip No. 23380G106                                                page 23 of 21

ITEM 8.  SIGNATURE PAGE.

    After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 12, 1997

    THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
    PARTNERSHIP.
    By   Robertson, Stephens & Company, L.P.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
    By   Robertson, Stephens & Company, L.P.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS TRUST.
    By   Robertson, Stephens & Company, Incorporated

    By:  PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

    ROBERTSON, STEPHENS & COMPANY, INCORPORATED

    By:  PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens
         Managing Director and Chief Investment Officer

Cusip No. 23380G106                                                page 24 of 21

         PAUL H. STEPHENS*
         -----------------
         Paul H. Stephens

         SANFORD R. ROBERTSON*
         ---------------------
         Sanford R. Robertson

         MICHAEL G. MCCAFFERY*
         ---------------------
         Michael G. McCaffery

         G. RANDY HECHT*
         ---------------
         G. Randy Hecht

         KENNETH R. FITZSIMMONS*
         -----------------------
         Kenneth R. Fitzsimmons




*By:
    -----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed